EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS 130 PERCENT INCREASE IN THIRD QUARTER NET INCOME.

DURANGO, Colorado (January 12, 2017) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the three and nine months ended November 30, 2016 (“the third quarter of FY2017” and the “first nine months of FY2017,” respectively). The Company franchises and operates gourmet chocolate and confection stores and self-serve frozen yogurt cafés, and manufactures an extensive line of premium chocolates and other confectionery products. The Company will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its operating results and other topics of interest (see details below).

THIRD QUARTER HIGHLIGHTS

●	Total revenue increased 1.5 percent to $10.0 million in the third quarter of FY2017, compared with revenue of $9.8 million in the three months ended November 30, 2015 (“the third quarter of FY2016”).

●	Same-store pounds of product purchased from the Company’s factory by franchisees and co-branded licensees decreased 0.8% during the third quarter of FY2017 compared to the third quarter of FY2016.

●

Net income attributable to RMCF shareholders increased 129.5 percent to $1,012,000, or $0.17 per basic and diluted share, in the third quarter of FY2017, versus net income attributable to RMCF shareholders of $441,000, or $0.08 per basic and $0.07 per diluted share, in the third quarter of FY2016.

●	Operating income increased 29.0 percent to $1,615,000 in the third quarter of FY2017, compared with operating income of $1,252,000 during the third quarter of FY2016.

●	Adjusted EBITDA (a non-GAAP measure defined later in this release) increased 18.8 percent to $2,068,000 in the third quarter of FY2017, versus $1,741,000 in the third quarter of FY2016.

●

Factory sales increased 4.5 percent during the third quarter of FY2017, compared to the third quarter of FY2016 primarily due to a 15.8% increase in shipments of product to customers outside our network of franchised retail stores.

●

Royalty and marketing fees decreased 6.0 percent in the third quarter of FY2017, primarily due to a 12.9 percent decrease in the number of franchised locations in operation compared to the third quarter of FY2016.

●

Franchise fees increased 43.5 percent in the third quarter of FY2017, primarily due to an increase in franchise transfers and the associated fee and an increase in the average franchise fee recognized on domestic franchise openings during the quarter compared to the third quarter of FY2016.

●

Retail sales declined 10.0 percent during the third quarter of FY2017, compared to the third quarter of FY2016, primarily the result of fewer units in operation. Same-store sales at Company-owned stores and cafés increased 3.6 percent in the third quarter of FY2017 compared to the third quarter of FY2016.

●

The Company’s franchisees and licensees opened four international Rocky Mountain Chocolate Factory licensed stores, one domestic Rocky Mountain Chocolate Factory franchise store, one co-branded Cold Stone Creamery store and one domestic self-serve frozen yogurt café during the third quarter of FY2017.

●	On December 9, 2016, the Company paid its 54th consecutive quarterly cash dividend to shareholders, in the amount of $0.12 per share.

THIRD QUARTER OPERATING RESULTS

Total revenue increased 1.5 percent to $10.0 million during the third quarter of FY2017, compared with $9.8 million in revenue during the third quarter of FY2016.

Total factory sales increased 4.5 percent to $7.4 million in the third quarter of FY2017, compared to factory sales of $7.1 million in the third quarter of FY2016. The increase was due primarily to a 15.8 percent increase in shipments of product to customers outside the Company’s network of franchise retail locations partially offset by a 0.8 percent decrease in same-store pounds purchased by our network of franchise and licensed stores. Factory gross margins decreased 50 basis points to 29.7 percent of factory sales in the third quarter of FY2017, compared to 30.2 percent in the third quarter of FY2016.

Retail sales declined 10.0 percent to $826,000 in the third quarter of FY2017, compared to $918,000 in the third quarter of FY2016. The decrease in retail sales was primarily due to the sale of certain Company-owned locations and the closure of an underperforming Company-owned location. Partially offsetting this decrease, same-store sales at all Company-owned stores and cafés increased 3.6 percent during the third quarter of FY2017 compared to the third quarter of FY2016.

Royalties and marketing fees decreased 6.0 percent to $1.6 million in the third quarter of FY2017, compared with $1.7 million in the third quarter of FY2016, primarily due to a 12.9 percent decrease in the number of domestic franchise stores and cafés in operation resulting from domestic store closures exceeding domestic store openings. The Company’s franchisees and licensees opened four international Rocky Mountain Chocolate Factory licensed stores, one domestic Rocky Mountain Chocolate Factory franchise store, one co-branded Cold Stone Creamery store and one domestic self-serve frozen yogurt café during the third quarter of FY2017. Complete lists of stores and cafés are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

Franchise fees increased 43.5 percent to $86,400 in the third quarter of FY2017, compared to $60,200 in the third quarter of FY2016, as a result of an increase in franchise transfers and the associated fee and an increase in the average franchise fee recognized on domestic franchise openings during the third quarter of FY2017 compared to the third quarter of FY2016.

Income from operations increased 29.0 percent in the third quarter of FY2017 to $1.6 million, compared with $1.3 million in the third quarter of FY2016. The increase in operating income was primarily the result of the decrease in expenses and an increase in total revenue.

Interest expense, net of interest income, totaled $31,000 in the third quarter of FY2017, compared with interest expense, net of interest income, of $39,000 in the third quarter of FY2016. The decrease in net interest expense resulted from lower outstanding debt, the result of scheduled repayments towards a promissory note entered into in January 2014 to fund business acquisitions by U-Swirl, Inc. (“SWRL”), a subsidiary of the Company.

Pretax income increased 30.6 percent to $1,584,000 in the third quarter of FY2017, versus $1,213,000 in the third quarter of FY2016. The Company’s effective income tax rate in the third quarter of FY2017 was approximately unchanged at 36.1 percent compared with an effective rate of 36.2 percent in the third quarter of FY2016.

Net income attributable to RMCF shareholders (after deducting the net income attributable to non-controlling interest) increased 129.5 percent to $1,012,000, or $0.17 per basic and diluted share, in the third quarter of FY2017, compared with net income attributable to RMCF shareholders of $441,000, or $0.08 per basic and $0.07 per diluted share, in the third quarter of FY2016.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) increased 18.8 percent in the third quarter of FY2017 to $2,068,000, versus $1,741,000 in the third quarter of FY2016.

NINE-MONTH OPERATING RESULTS

Total revenue decreased 5.1 percent to $27.9 million during the first nine months of FY2017, compared with $29.4 million in revenue during the nine months ended November 30, 2015 (“the first nine months of FY2016”).

Total factory sales decreased 2.4 percent to $18.2 million in the first nine months of FY2017, compared to factory sales of $18.6 million in the first nine months of FY2016. The decrease was due primarily to a 10.4 percent decrease in shipments of product to customers outside the Company’s network of franchise retail locations, a 3.5 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation and a 2.7 percent decrease in same-store pounds purchased by our network of franchise and licensed stores. Factory gross margins decreased 30 basis points to 27.3 percent of factory sales in the first nine months of FY2017, compared to 27.6 percent in the first nine months of FY2016.

Retail sales declined 11.6 percent to $3.4 million in the first nine months of FY2017, compared to $3.9 million in the first nine months of FY2016. The decrease in retail sales was primarily due to the sale of certain Company-owned locations and the closure of an underperforming Company-owned location. Partially offsetting this decrease, same-store sales at all Company-owned stores and cafés increased 2.1 percent during the first nine months of FY2017 compared to the first nine months of FY2016.

Royalties and marketing fees decreased 6.5 percent to $6.1 million in the first nine months of FY2017, compared with $6.5 million in the first nine months of FY2016, primarily due to an 11.6 percent decrease in the number of domestic franchise stores and cafés in operation resulting from domestic store closures exceeding domestic store openings. The Company’s franchisees and licensees opened 2 domestic Rocky Mountain Chocolate Factory stores, 18 international Rocky Mountain Chocolate Factory licensed stores, 5 domestic self-serve frozen yogurt cafés, 1 international self-serve frozen yogurt café and 6 co-branded Cold Stone Creamery stores during the first nine months of FY2017. Complete lists of stores and cafés are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

Franchise fees decreased 45.7 percent to $242,000 in the first nine months of FY2017, versus $444,000 in the first nine months of FY2016, as a result of international license fees being recognized in the first nine months of FY2016 and no international license fees being recognized in the first nine months of FY2017.

Income from operations decreased 0.2 percent in the first nine months of FY2017 to $4.35 million, compared with $4.36 million in the first nine months of FY2016. The decrease in operating income was primarily the result of the decrease in revenues.

Interest expense, net of interest income, totaled $100,000 in the first nine months of FY2017, compared with interest expense, net of interest income, of $127,000 in the first nine months of FY2016. The decrease in net interest expense resulted from lower outstanding debt, the result of scheduled repayments on a promissory note entered into in January 2014 to fund business acquisitions by SWRL.

Pretax income increased 0.4 percent to $4,252,000 in the first nine months of FY2017, versus $4,234,000 in the first nine months of FY2016. The Company’s effective income tax rate in the first nine months of FY2017 was 36.1 percent, which represented an increase of 5.7 percentage points when compared with an effective rate of 30.4 percent in the first nine months of FY2016. The increase in the effective tax rate is primarily due to the tax consequences of a change in the controlling interest in U-Swirl and foreclosure upon the stock of U-Swirl International, Inc.

Net income attributable to RMCF shareholders (after deducting the net income attributable to non-controlling interest) increased 37.0 percent to $2,718,000, or $0.47 per basic and $0.45 per diluted share, in the first nine months of FY2017, compared with net income attributable to RMCF shareholders of $1,984,000, or $0.34 per basic and $0.32 per diluted share, in the first nine months of FY2016.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) decreased 3.6 percent in the first nine months of FY2017 to $5,822,000, versus $6,039,000 in the first nine months of FY2016.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, equity compensation expenses, impairment charges, restructuring charges, and acquisition-related costs to GAAP income from operations.

This non-GAAP financial measure may have limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. The Company believes that the adjusted EBITDA financial measure presented provides additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. For example, the Company believes that adjusted EBITDA is useful to investors because it provides a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, the Company uses adjusted EBITDA as a measure of performance only in conjunction with GAAP measures of performance such as income from operations and net income. Reconciliations of this non-GAAP measure to their most comparable GAAP measure are included below.

Cash Dividends

On December 9, 2016, the Company paid its 54th consecutive quarterly cash dividend to shareholders, in the amount of $0.12 per share.

Investor Conference Call

The Company will host an investor conference call today, January 12, 2017, at 4:15 p.m. Eastern Time (EST), to discuss its operating results for the third quarter and first nine months of FY2017, along with other topics of interest. To participate in the conference call, please call 1-877-270-2148 (International local participants call 1-412-902-6510) approximately five minutes prior to 4:15 p.m. EST on January 12, 2017 and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call.”

A replay of the conference call will be available one hour after completion of the call until Thursday, January 19, 2017 at 5:00 p.m. EST by calling 1-877-344-7529 (International participants call 1-412-317-0088) and entering the conference I.D.# 10099114.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of January 12, 2017 the Company, its subsidiaries and its franchisees operated 542 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 42 states, Canada, Japan, South Korea, The Republic of the Philippines, The United Arab Emirates and The Kingdom of Saudi Arabia. The Company’s common stock is listed on the NASDAQ Global Market under the symbol “RMCF.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, changes in the confectionery business environment, seasonality, consumer interest in the Company’s products, general economic conditions, the success of the Company’s frozen yogurt business, receptiveness of our products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, the success of international expansion efforts, the effect of government regulations and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The forward-looking statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, please contact

Rocky Mountain Chocolate Factory, Inc. (970) 375-5678

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	November 30, 2016	November 30, 2016

Rocky Mountain Chocolate Factory
Franchise Stores	1	191
Company-Owned Stores	0	4
Cold Stone Creamery	1	82
International License Stores	4	94
U-Swirl
Franchise Stores	1	161
Company-Owned Stores	0	5
International License Stores	0	7
Total	7	544

SELECTED BALANCE SHEET DATA

(in thousands)

	November 30, 2016	February 29, 2016
Current Assets	$15,321	$15,439
Total Assets	$30,123	$30,316
Current Liabilities	$8,108	$8,006
Stockholder's Equity	$19,155	$18,479

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Three Months Ended November 30,		Three Months Ended November 30,
	2016	2015	2016	2015
Revenues
Factory sales	$7,424	$7,107	74.6%	72.5%
Royalty and marketing fees	1,618	1,722	16.3%	17.6%
Franchise fees	87	60	0.9%	0.6%
Retail sales	826	918	8.3%	9.4%
Total revenues	9,955	9,807	100.0%	100.0%

Costs and expenses
Cost of sales	5,544	5,301	55.7%	54.1%
Franchise costs	521	658	5.2%	6.7%
Sales and marketing	642	594	6.4%	6.1%
General and administrative	880	1,088	8.8%	11.1%
Retail operating	551	670	5.5%	6.8%
Depreciation and amortization, exclusive of depreciation and amortization expense of $118 and, $98 included in cost of sales, respectively	202	245	2.0%	2.5%
Restructuring and acquisition related charges	-	-	0.0%	0.0%
Total costs and expenses	8,340	8,556	83.8%	87.2%

Income from operations	1,615	1,251	16.2%	12.8%

Other income (expense)
Interest expense	(41)	(52)	-0.4%	-0.5%
Interest income	10	14	0.1%	0.1%
Other, net	(31)	(38)	-0.3%	-0.4%

Income before income taxes	1,584	1,213	15.9%	12.4%

Provision for income taxes	572	439	5.7%	4.5%

Consolidated net income	1,012	774	10.2%	7.9%

Less: net loss attributable to non-controlling interest	-	333	0.0%	3.4%

Net income attributable to RMCF	$1,012	$441	10.2%	4.5%

Basic earnings per common share	$0.17	$0.08
Diluted earnings per common share	$0.17	$0.07

Weighted average common shares outstanding	5,874,366	5,840,407

Dilutive effect of employee Stock awards	133,658	181,742

Weighted average common shares outstanding, assuming dilution	6,008,024	6,022,149

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Nine Months Ended November 30,		Nine Months Ended November 30,
	2016	2015	2016	2015
Revenues
Factory sales	$18,160	$18,600	65.0%	63.2%
Royalty and marketing fees	6,100	6,521	21.8%	22.1%
Franchise fees	242	444	0.9%	1.5%
Retail sales	3,431	3,881	12.3%	13.2%
Total Revenues	27,933	29,446	100.0%	100.0%

Costs and expenses
Cost of sales	14,374	14,749	51.5%	50.1%
Franchise costs	1,572	1,872	5.6%	6.4%
Sales and marketing	1,959	1,833	7.0%	6.2%
General and administrative	3,101	3,551	11.1%	12.1%
Retail operating	1,877	2,318	6.7%	7.9%
Depreciation and amortization, exclusive of depreciation and amortization expense of $324 and, $301 included in cost of sales, respectively	638	763	2.3%	2.6%
Restructuring and acquisition related charges	60	-	0.2%	0.0%
Total Costs and Expenses	23,581	25,086	84.4%	85.2%

Income from operations	4,352	4,360	15.6%	14.8%

Other income (expense)
Interest expense	(133)	(167)	-0.5%	-0.6%
Interest income	33	41	0.1%	0.1%
Other, net	(100)	(126)	-0.4%	-0.4%

Income before income taxes	4,252	4,234	15.2%	14.4%

Provision for income taxes	1,534	1,286	5.5%	4.4%

Consolidated net income	2,718	2,948	9.7%	10.0%

Less: Net loss attributable to non-controlling interest	-	964	0.0%	3.3%

Net income attributable to RMCF	$2,718	$1,984	9.7%	6.7%

Basic earnings per common share	$0.47	$0.34
Diluted earnings per common share	$0.45	$0.32

Weighted average common shares outstanding	5,839,603	5,911,561

Dilutive effect of employee Stock awards	159,215	209,173

Weighted average common shares outstanding, assuming dilution	5,998,818	6,120,734

GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)

	Three Months Ended November 30,		Change
	2016	2015
GAAP: Income from operations	$1,615	$1,251	29.1%
Depreciation and amortization	320	343
Equity compensation expense	133	147
Restructuring, impairment and acquisition related charges	-	-
Non-GAAP, adjusted EBITDA	$2,068	$1,741	18.8%

	Nine Months Ended November 30,		Change
	2016	2015
GAAP: Income from operations	$4,352	$4,360	-0.2%
Depreciation and amortization	962	1,064
Equity compensation expense	448	615
Restructuring, impairment and acquisition related charges	60	-
Non-GAAP, adjusted EBITDA	$5,822	$6,039	-3.6%